GUESS?, INC.	NEWS RELEASE

For Immediate Release

GUESS?, INC. ANNOUNCES DEPARTURE OF PRESIDENT AND COO, CARLOS ALBERINI

Mr. Alberini will Continue to Serve as a Member of the Board of Directors

LOS ANGELES, May 4, 2010 – Guess?, Inc. (NYSE: GES) today announced the resignation of Carlos Alberini from his position as President and Chief Operating Officer of the Company, effective June 1, 2010.  Mr. Alberini has accepted the position of Co-Chief Executive Officer of Restoration Hardware.  Although he will be stepping down from his officer positions, Mr. Alberini has agreed to continue to serve as a member of the Board of Directors of Guess?, Inc.

Paul Marciano, Chief Executive Officer and Vice Chairman stated, “During his tenure with us, Carlos has made significant contributions to the growth and success of our Company.  He is an integrated part of our family and that’s why we asked Carlos to continue as a Guess Board member.  My brother Maurice and I want to express our sincere appreciation and best wishes to Carlos and his family as he embarks on this new venture.  We completely support his new role in this great opportunity.”

Mr. Alberini commented, “I want to thank Paul and Maurice Marciano for their incredible leadership and strong friendship during my time with Guess.  These have been the best ten years of my career.  I am very proud of what we accomplished together and I have complete confidence that the Company is tremendously well positioned for the future under the guidance and vision of Paul and Maurice and the incredible team we have assembled.  I am delighted and very honored that I was asked to stay on the Board and continue to be a part of this amazing journey.”

Paul Marciano added, “While we have commenced a search for two positions, a Chief Operating Officer and a President of the Americas, we are very confident in our current management team and in our Company’s ability to execute a smooth and orderly transition.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of January 30, 2010, the Company operated 432 retail stores in the United States and Canada and 778 retail stores outside of the United States and Canada, of which 125 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.